{LOGO}

Don G. Hoff
Chairman and Chief Executive Officer


April 10, 1997



To Our Stockholders


On behalf of the Board of Directors, I cordially invite you to attend the 1997 Annual Meeting of Stockholders of The Lamaur Corporation. The Annual Meeting will be held on May 9, 1997 at 10:00 a.m., Pacific time, in the conference room at the Company's headquarters at One Lovell Avenue, Mill Valley, California 94941. The formal Notice of Annual Meeting appears on the next page.


The attached Proxy Statement describes the matters that we expect to act upon at the Annual Meeting. It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and date the enclosed proxy card and return it in the enclosed postage paid envelope. The Board of Directors recommends that stockholders vote FOR items 1 through 4 as listed on the proxy card.


                              Sincerely,

                              THE LAMAUR CORPORATION


                              /s/

                              Don G. Hoff
                              Chairman and Chief Executive Officer



                             The Lamaur Corporation
                     One Lovell Avenue Mill Valley CA 94941
                 Telephone 415 380 8200 Facsimile 415 380-8170

THE LAMAUR CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 9, 1997


TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Lamaur Corporation (the "Company") will be held on May 9, 1997 at 10:00 a.m., Pacific time, at the Company's headquarters at One Lovell Avenue, Mill Valley, California 94941 for the following purposes:

         1. To elect seven directors.

         2. To ratify and approve the adoption of the Company's 1997 Stock Plan (the "Stock Plan"), including the reservation of approximately 239,150 shares of Common Stock that have been previously reserved but are not issued or subject to an outstanding option under either the 1996 Stock Incentive Plan or the 1996 Nonstatutory Stock Option Plan and any shares returned to these plans as a result of termination of options.

         3. To ratify and approve the adoption of the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan"), including the reservation of 400,000 shares of Common Stock for issuance thereunder.

         4. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

         5. To transact such other business as may properly come before the meeting or any adjournment thereof.
         Only stockholders of record at the close of business on April 9, 1997 are entitled to notice of and to vote at the meeting.

         All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy.

                          By Order of the Board of Directors


                          John D. Hellmann
                          Vice President, Chief Financial Officer & Secretary

Mill Valley, California
April 10, 1997

                           THE LAMAUR CORPORATION

                          PROXY STATEMENT FOR 1997
                       ANNUAL MEETING OF STOCKHOLDERS
                               ---------------

               INFORMATION CONCERNING SOLICITATION AND VOTING

General

         The enclosed Proxy is solicited on behalf of the Board of Directors of The Lamaur Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on May 9, 1997 at 10:00 a.m., Pacific time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's headquarters at One Lovell Avenue, Mill Valley, California 94941.

         The proxy solicitation materials were mailed on or about April 22, 1997 to all stockholders entitled to vote at the meeting.

Record Date and Share Ownership

         Stockholders of record at the close of business on April 9, 1997 (the "Record Date") are entitled to notice of the meeting and to vote at the meeting. At the Record Date, 5,659,495 shares of the Company's Common Stock were issued and outstanding and held of record by 394 registered stockholders.

         Also, at the Record Date, 1,000,000 shares of Series A Preferred Stock and 763,500 shares of Series B Preferred Stock were issued and outstanding and held of record by one stockholder. The Preferred Stock is convertible into an aggregate of 1,163,910 shares of Common Stock at a rate of 0.66 shares of Common Stock for each share of Preferred Stock held

Revocability of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

         Holders of Common Stock are entitled to one vote for each share of Common Stock held. Holders of Preferred Stock are entitled to one vote for each share of Common Stock into which such Preferred Stock is convertible. Each share of Preferred Stock is currently convertible into 0.66 shares of Common Stock. The Preferred Stock votes with the Common Stock on an as-converted basis on all matters, except as otherwise required by Delaware law or the Company's Certificate of Incorporation. Accordingly, based on the number of shares issued and outstanding at the Record Date, an aggregate of 6,823,405 votes are entitled to be cast at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

         This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

Quorum; Abstentions; Broker Non-Votes

         The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock and Preferred Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

         Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

         In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

Deadline for Receipt of Stockholder Proposals

         Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than December 31, 1997 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information regarding the beneficial ownership as of December 31, 1996 of the Company's Common Stock as to
(i) each director, (ii) each of the executive officers listed in the Summary Compensation Table below, (iii) all executive officers and directors as a group and (iv) each person known by the Company to be the beneficial owner of five percent or more of the outstanding Common Stock. The percentage owned is calculated based upon 5,603,395 shares of Common Stock outstanding as of December 31, 1996. Unless otherwise indicated, each of the stockholders has sole voting investment power with respect to the shares beneficially owned, subject to community property laws.



Name of Beneficial Owner               Amount and Nature            Percentage
                                       of                           Owned
                                       Beneficial Ownership




Don G. Hoff(1)(2)                                 1,910,618             32.7%
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

Perry D. Hoff(2)(3)                               1,700,078             30.3%
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

Intertec Holdings, L.P.(2)                        1,676,318             30.0%
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

DowBrands Inc.(4)                                 1,163,910             17.2%
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

Kennedy Capital Management, Inc.(5)                 537,100              9.6%
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

Parsow Partnership, Ltd.(6)                         444,200              7.9%
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

Futurtec, L.P.(7)                                   419,842              7.5%
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

Dominic J. LaRosa(8)                                148,500              2.6%
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

Gerald A. Eppner(9)                                  85,800              1.5%
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

Joseph F. Stiley, III                                64,900              1.2%
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

William M. Boswell(10)                               26,400                 *
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

Ronald P. Williams(11)                               21,450                 *
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

Paul E. Dean(12)                                     16,600                 *
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

Michele L. Redmon(13)                                13,200                 *
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

Harold M. Copperman(14)                               7,600                 *
------------------------------------------------------------ -- --------------
------------------------------------------------------------ -- --------------

All executive officers and directors
of the Company as a group (16 persons) (15)       2,510,867             40.8%

----------
*Represents less than one percent.

     (1) The address of Don G. Hoff is One Lovell Avenue, Mill Valley, CA 94941. Includes 234,300 shares that may be acquired by Don G. Hoff upon the exercise of options exercisable within 60 days of December 31,1996. Excludes 96,360 shares held directly by other members of Don
          G. Hoff's family as to which he disclaims beneficial ownership. Don G. Hoff is the father of Perry D. Hoff.
     (2) The address of Intertec Holdings, L.P. is East 5058 Grapeview Loop, Allyn, WA 98524. Consists of 1,676,318 shares held by Intertec Holdings, L.P., an investment partnership whose general partner is Intertec Holdings, Inc., a corporation of which Don G. Hoff is a director, Perry D. Hoff is president and a director and other members of the Hoffs' immediate family are the remaining officers and directors and whose sole limited partner is Intertec Ltd., a limited partnership in which Don G. Hoff holds a 25% limited partner interest (together with his wife), Perry D. Hoff holds a 25% limited partner interest and members of the Hoffs' immediate family own the remainder of limited partnership interest, and whose general partner is a corporation of which Don G. Hoff is a director, Mr. Perry D. Hoff is an officer and a director and other members of the Hoffs' immediate family are the remaining officers and directors. Excludes shares that Intertec Holdings, L.P. may be required to purchase pursuant to a stock purchase agreement with the Company.
     (3) The address of Perry D. Hoff is East 5058 Grapeview Loop, Allyn, WA 98524. Includes 10,560 shares held directly by Perry D. Hoff and 13,200 shares that may be acquired by Perry D. Hoff upon the exercise of options exercisable within 60 days of December 31, 1996. Does not include 85,800 shares held directly by other members of Perry D. Hoff's family as to which he disclaims beneficial ownership. Perry D. Hoff is the son of Don G. Hoff.
     (4) The address of DowBrands Inc. is 9550 Zionsville Road, P.O. Box 68511, Indianapolis, IN 46268. Consists of 1,163,910 shares that may be acquired upon the conversion of Series A and Series B Convertible Preferred Stock. DowBrands Inc. owns 100% of the outstanding Series A and Series B Preferred Stock.
     (5) The address of Kennedy Capital Management, Inc. is 10829 Olive Boulevard, St. Louis, MO 63141. It disclaims voting power for 8,400 of these shares.
     (6) The address of Parsow Partnership, Ltd. and Elkhorn Partners Limited Partnership is P.O. Box 0449, Elkhorn, NE 68022. Parsow and Elkhorn beneficially own 339,200 and 105,000 of the shares, respectively.
     (7) The address of Futurtec, L.P. is 111 Great Neck Road, Suite 301, Great Neck, NY 11021. Futurtec Capital Corp., the general partner of Futurtec, L.P., exercises sole voting and investment power over the shares held by Futurtec, L.P. Mr. Ido Klear is the sole stockholder of Futurtec Capital Corp.
     (8) Includes 82,500 shares that may be acquired upon the exercise of options and warrants exercisable within 60 days of December 31, 1996.
     (9) Includes 13,200 shares that may be acquired upon the exercise of options exercisable within 60 days of December 31, 1996.
     (10) Consists of 26,400 shares that may be acquired upon the exercise of options and warrants exercisable within 60 days of December 31, 1996.
     (11) Consists of 21,450 shares that may be acquired upon the exercise of options and warrants exercisable within 60 days of December 31, 1996.
     (12) Includes 6,600 shares that may be acquired upon the exercise of options exercisable within 60 days of December 31, 1996.
     (13) Consists of 13,200 shares that may be acquired upon the exercise of options and warrants exercisable within 60 days of December 31, 1996.
     (14) Includes 6,600 shares that may be acquired upon the exercise of options exercisable within 60 days of December 31, 1996.
     (15) Includes 542,825 shares that may be acquired upon the exercise of options and warrants exercisable within 60 days of December 31, 1996.

         As of the Record Date, the per share market value of the Company's Common Stock was $3.25, based on the last reported trade price on that date on The Nasdaq National Market.

                             PROPOSAL NO. 1
                          ELECTION OF DIRECTORS

Nominees

         A board of seven directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of the Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and in such event the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified or until resignation or removal.

         The nominees, and certain information about them as of the Record Date, are set forth below:

                                                                                                    Director
            Name of Nominee                Age                      Position(s)                      Since
---------------------------------------- -------- ------------------------------------------------ -----------
---------------------------------------- -------- ------------------------------------------------ -----------

Don G. Hoff............................       61  Chairman of the Board and                           1993
                                                  Chief Executive Officer
---------------------------------------- -------- ------------------------------------------------ -----------
---------------------------------------- -------- ------------------------------------------------ -----------

Dominic J. LaRosa......................       54  President and CEO - Lamaur Division                 1995
                                                  and Director
---------------------------------------- -------- ------------------------------------------------ -----------
---------------------------------------- -------- ------------------------------------------------ -----------

Harold M. Copperman....................       63  Director                                            1995
---------------------------------------- -------- ------------------------------------------------ -----------
---------------------------------------- -------- ------------------------------------------------ -----------

Paul E. Dean...........................       59  Director                                            1995
---------------------------------------- -------- ------------------------------------------------ -----------
---------------------------------------- -------- ------------------------------------------------ -----------

Gerald A. Eppner.......................       58  Director                                            1993
---------------------------------------- -------- ------------------------------------------------ -----------
---------------------------------------- -------- ------------------------------------------------ -----------

Perry D. Hoff..........................       38  Director                                            1993
---------------------------------------- -------- ------------------------------------------------ -----------
---------------------------------------- -------- ------------------------------------------------ -----------

Joseph F. Stiley, III..................       58  Director                                            1994
---------------------------------------- -------- ------------------------------------------------ -----------


        Don G. Hoff is the founder of the Company and has served as its Chairman of the Board and Executive Officer since its formation in 1993. Mr. Hoff has also served as Chairman and Chief Executive Officer of Intertec Ltd., a private investment company specializing in technology, since 1975. Mr. Hoff serves as a Director for a number of mutual funds with major financial institutions. He is currently Chairman of Baring's Asia Pacific Fund and has been a Director of the fund since 1991. He also serves as a Director of Prudential Short-Term Global Income Fund (since 1990); Director of Prudential Pacific Growth Fund (since
1991); and Director of Barings Greater China Fund (since 1992). Mr. Hoff spends the majority of his time on the business of the Company.

        Dominic J. LaRosa joined the Company as a director in September 1995, has been President and CEO of the Lamaur Division since November 1995. From 1993 to 1995, Mr. LaRosa was the founding President and Chief Executive Officer of J.B. Williams Company, Inc., a personal care products company. From 1982 to 1992, he held senior management positions at Colgate Palmolive/The Mennen Company, including President and CEO of the Aromatic Industries Division (1989-1992), General Manager of the Personal Care Division (1987-1989) and Vice President Marketing (1982-1987). Mr. LaRosa served as Marketing Director of Bristol-Myers Company, Drackett Products Division from 1979-1982, and held marketing director and product manager positions at Sterling Drug Company, Lehn & Fink Division from 1971 to 1979.

        Harold M. Copperman has been a Director of the Company since September 1995 and is Chairman of the Compensation Committee and a member of the Audit Committee and the Nominating Committee. Mr. Copperman is Vice Chairman of Impulse Telecommunications Corporation, a position he has held since 1990. Prior to 1990, he held chief executive and senior management positions in strategic relations, business development, marketing and operations with multinational organizations as well as start-up entrepreneurial ventures. These include Electronic Data System Corporation (1987-1990) and Advanced Business Communications, Inc. (1983-1987). Mr. Copperman's experience in high technology global business environments also includes senior executive positions with Northern Telecom Ltd., Stromberg Carlson Corporation and ITT Corporation.

        Paul E. Dean has been a Director of the Company since September 1995 and is a member of the Audit, Compensation and Nominating Committees. Prior to his retirement in August 1993, Mr. Dean was associated with The Dow Chemical Company for over 30 years. Immediately prior to retiring and since 1991, Mr. Dean was the Director of Corporate New Ventures at Dow, responsible for managing new technology and related business development programs.

        Gerald A. Eppner has been a Director of the Company since April 1993 and is Chairman of the Audit Committee. He has been a partner in the New York law firm of Battle Fowler LLP, legal counsel to the Company since February 1993, specializing in domestic and international corporate and securities law matters. Prior to February 1993, Mr. Eppner was a partner in the New York law firm of Reid & Priest.

        Perry D. Hoff has been a Director of the Company since April 1993 and is Chairman of the Nominating Committee. He has been the President and a Director of Intertec Holdings, Inc., since 1990, and a Director and Vice President of Operations of Innovative Capital Management, Inc., a private investment company, affiliated with Intertec Holdings, L.P., since 1980. Perry D. Hoff is the son of Don G. Hoff.

        Joseph F. Stiley, III joined the Board in March 1994 and is a member of the Compensation Committee. Prior to that date and from April 1993, Mr. Stiley was Vice President of the Company, responsible for research and development. From December 1987 to 1993, Mr. Stiley was a consultant to high technology companies, including Intertec Ltd. From 1984 to 1987, Mr. Stiley served as Executive Vice President of AT&E. From 1977 to 1983, he held key executive positions with several publicly owned companies, including a strategic business unit of General Telephone and Electronics and Digital Broadcasting Corporation. Mr. Stiley has consulted to the governments of Canada and France, other European and domestic corporations, and has participated in the development of international standards for communications.

Vote Required

        The seven nominees receiving the highest number of affirmative votes of the Votes Cast shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no legal effect under Delaware law.

Board Meetings and Committees

        The Board of Directors of the Company held a total of four meetings during the fiscal year ended December 31, 1996. The Audit Committee held four meetings and the Compensation Committee held four meetings during the fiscal year ended December 31, 1996. Each director attended at least 75% of Board and, where applicable, committee meetings held during fiscal 1996.

Committees of the Board of Directors

        The Audit Committee, established in April 1993, currently consists of Messrs. Eppner (Chairman), Dean and Copperman. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, review the scope of their annual audit and other services they are asked to perform, review the report on the Company's financial statements following the audit, review the accounting and financial policies of the Company and review management's procedures and policies with respect to the Company's internal accounting controls.

        The Compensation Committee, also established in April 1993, currently consists of Messrs. Copperman (Chairman), Dean and Stiley. The functions of the Compensation Committee are to review and approve salaries, benefits and bonuses for all executive officers of the Company, and to review and recommend to the Board of Directors matters relating to employee compensation and employee benefit plans. The Compensation Committee also administers the Company's stock option plans.

        The Nominating Committee, established in February 1997, currently consists of Messrs. Perry Hoff (Chairman), Copperman and Dean. The purpose of the Nominating Committee is to develop criteria for nominating new members of the Board and to identify potential candidates for such nomination. The
Nominating Committee will consider stockholder recommendations for new directors. However, the final determination of whether a candidate will be nominated to become a member of the Company's Board of Directors is reserved for the Nominating Committee. Any suggestions may be submitted in writing, attention "Nominating Committee of the Board of Directors," at the Company's headquarters.

Compensation of Directors

        During fiscal 1996, each of the non-employee directors was compensated for participating in Board and committee meetings as follows: For the May and September 1996 meetings, each director who attended received $500 (plus reasonable out-of-pocket expenses). Commencing the last quarter of fiscal 1996, the Company's non-employee Directors are paid $1,000 per quarter (plus reasonable out-of-pocket expenses), plus $500 per day for each meeting beyond the four regularly scheduled meetings. In addition, non-employee Directors are entitled to receive options to purchase shares of Common Stock under the Company's Outside Director and Advisory Board Plan. See "Stock Option Plan for Non-Employee Directors and Advisory Board Members."

        Battle Fowler LLP, of which Gerald A. Eppner, Esq., a Director of the Company, is a partner, has represented the Company as general legal counsel since 1993. During 1996, the Company paid fees to Battle Fowler LLP in the amount of $676,000, including fees in connection with the Company's initial public offering.

        During 1996 Joseph F. Stiley applied $44,114 in non-cash credits awarded in 1994 for services rendered to the Company toward the exercise price of options to purchase 33,000 shares of the Company's Common Stock which had the effect of reducing the exercise price of these options from $55,143 to $11,029.


                               PROPOSAL NO. 2
                       APPROVAL OF THE 1997 STOCK PLAN

         On February 25, 1997, the Board of Directors adopted the 1997 Stock Plan (the "Plan") and reserved (i) any shares that have been previously reserved but are not issued or subject to an outstanding option under either the Company's 1996 Stock Incentive Plan ("Incentive Plan") or the 1996 Nonstatutory Stock Option Plan ("NSO Plan") as of the date of stockholder approval of this Plan and (ii) any shares returned to the Incentive Plan and the NSO Plan as a result of termination of options under the Incentive Plan and the NSO Plan. As of April 10, 1997, the number of shares reserved under the Plan would be 239,150 Shares, however this number may change between April 10, 1997 and May 9, 1997 due to grants and terminations of options under the Incentive Plan and the NSO Plan during that period.

        As of April 10, 1997, no options or stock has been granted pursuant to the Plan. The Plan is designed to attract and retain personnel by providing such personnel long term equity participation in the Company relating directly to the financial performance and long term growth of the Company. A summary of the material features of the Plan is included below.

        In 1993, Section 162(m) was added to the Internal Revenue Code of 1986, as amended. Section 162(m) limits the Company's deduction in any one fiscal year for federal income tax purposes to $1,000,000 per person with respect to the Company's Chief Executive Officer and its four other highest paid executive officers who are employed on the last day of the fiscal year unless the compensation was not otherwise subject to the deduction limit. Grants under the Plan will not be subject to the deduction limitation if the stockholders approve the Plan including the option grant limitations described below. Therefore, in order to maximize the Company's federal income tax deductions, the Board of Directors of the Company is requesting that the stockholders approve the adoption of the Plan at the Annual Meeting.

        The approval of the adoption of the Plan requires the affirmative vote of the holders of a majority of the Votes Cast.

        The Board of Directors recommends that stockholders vote "FOR" the approval of the Plan.

Summary of the Plan

        General. The purpose of the Plan is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business. Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options. In addition, shares of the Company's Common Stock may be granted under the Plan.

        Administration. The Plan may generally be administered by the Board or a committee appointed by the Board (the "Administrator"). Subject to the other provisions of the Plan, the Board has the authority to (i) interpret the Plan and apply its provisions; (ii) prescribe, amend or rescind rules and regulations relating to the Plan; (iii) select the persons to whom options are to be granted; (iv) determine the number of shares to be made subject to each option;
(v) reduce the exercise price of any option to the then current fair market value; (vi) prescribe the terms and conditions of each option (including the exercise price, whether an option will be classified as an incentive stock option or a nonstatutory stock option and the provisions of the stock option agreement to be entered into between the Company and the grantee); (vii) amend any outstanding option subject to applicable legal and Plan restrictions; (viii) authorize any person to execute, on behalf of the Company, any instrument required to effect the grant of an option; (ix) allow optionees to satisfy their tax withholding obligation with shares from the option exercise; and (x) take any other actions deemed necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Administrator shall be final and binding on all holders of options and on all persons deriving their rights therefrom.

        Eligibility; Limitations. Nonstatutory stock options and shares of the Company's Common Stock may be granted under the Plan to employees, consultants and directors of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. Any optionee who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company is not eligible for the grant of an incentive stock option unless the exercise price of the option is at least 110% of the fair market value of the Common Stock on the date of grant and the term of the option is no longer than five years.

        Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options granted to such persons, the Plan provides that no employee may be granted, in any fiscal year of the Company, options to purchase more than 500,000 shares of Common Stock. Notwithstanding this limit, however, in connection with an employee's initial employment, he or she may be granted options to purchase up to an additional 500,000 shares of Common Stock.

        Terms and Conditions of Options. Each option granted under the Plan is evidenced by a written stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

        (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the last reported trade price for the Common Stock on the day the option is granted. The exercise price of a nonstatutory stock option may be determined by the Administrator; provided, however, the exercise price of a nonstatutory stock option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code may not be less than 100% of the fair market value of the Common Stock on the date of grant.

        (b) Exercise of Option. The Administrator determines when options become
exercisable,  and  may  in  its  discretion,   accelerate  the  vesting  of  any
outstanding option.

        (c) Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercise, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

        (d) Term of Option. The term of an incentive stock option may be no more than ten years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five years from the date of grant. No option may be exercised after the expiration of its term.

        (e) Termination of Employment. If an optionee's employment, consulting or director relationship terminates for any reason (other than death or disability), then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant which generally will be three months from termination of the relationship or (ii) the expiration date of such option which generally will be ten years from the date of grant. To the extent the option is exercisable at the time of such termination, the optionee may exercise all or part of his or her option at any time before termination.

        (f) Permanent Disability; Death. If an optionee's employment, consulting or director relationship terminates as a result of permanent and total disability (as defined in the Code) or death, then all options held by such optionee under the Plan will expire on the earlier of (i) twelve months from the date of termination of the optionee's employment or (ii) the expiration date of the option. The optionee or, if applicable, the executor or other legal representative of the optionee's estate may exercise all or part of the optionee's option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

        (g) Nontransferability of Options. Options granted under the Plan generally are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee. However, the Administrator may, in its discretion, provide for the transfer of options to any member of the optionee's immediate family or to certain trusts and partnerships. Following such transfer, any such options will continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

        (h) Value Limitation. If the aggregate fair market value of all shares of Common Stock subject to an optionee's incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options will be treated as nonstatutory stock options.

        (i) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

        Other Common Stock Programs. The Administrator may adopt one or more incentive compensation arrangements for employees, consultants and directors. Such arrangements will allow employees, consultants and directors to acquire shares of Common Stock, whether by purchase, outright grant or otherwise. Any such arrangements will be subject to the general provisions of the Plan.

        Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments will be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option outstanding under the Plan, and the exercise price of any such outstanding option.

        In the event of a liquidation or dissolution, any unexercised options will terminate. The Administrator may, in its discretion, provide that each optionee will have the right to exercise all of the optionee's options, including those not otherwise exercisable, until the date ten (10) days prior to the consummation of the liquidation or dissolution.

        In connection with any change of control of the Company, the optionee will have the right to exercise the option as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator will notify the optionee that the option is fully exercisable within fifteen days of the change of control. For purposes of the Plan, a change of control of the Company means the occurrence of any of the following events: (i) any person is or becomes the owner directly or indirectly of securities representing 25% or more of the total voting power (other than a person who owns 25% of such total voting power as of February 25, 1997 or other than any person who acquires 25% or more of such total voting power with the approval of the Board), or (ii) a change in the composition of the Board as a result of which fewer than a majority of the directors are incumbent directors.

        In connection with any merger, or acquisition of assets involving the Company, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume the options or to substitute substantially equivalent options, the optionee shall have the right to exercise the option as to all the optioned stock, including shares not otherwise vested or exercisable. In such event, the Administrator shall notify the optionee that the option is fully vested and exercisable for fifteen days from the date of such notice and that the option terminates upon expiration of such period.

        Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Company will obtain stockholder approval for any amendment to the Plan to the extent necessary to comply with Section 162(m) and Section 422 of the Code, or any similar rule or statute. No such action by the Board or stockholders may alter or impair any option previously granted under the Plan without the written consent of the optionee. Unless terminated earlier, the Plan will terminate ten years from the date of its approval by the Board.

Federal Income Tax Consequences

        Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of
(i) the fair  market  value of the shares at the date of the option  exercise or
(ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

        Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

        The foregoing is only a summary of the effect of federal income taxation upon optionees and the Company with respect to the grant and exercise of options under the Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee's or consultant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

                                    PROPOSAL NO. 3
                   APPROVAL OF THE 1997 EMPLOYEE STOCK PURCHASE PLAN

        On December 4, 1996, the Board of Directors adopted the 1997 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 400,000 shares of Common Stock for issuance thereunder subject to stockholder approval. As of April 10, 1997, no options had been granted pursuant to the Plan.

        The approval of the adoption of the Purchase Plan requires the affirmative vote of the holders of a majority of the Votes Cast.

        The Board of Directors recommends that stockholders vote "FOR" the approval of the Purchase Plan.

Summary of the Purchase Plan

     General. The purpose of the Purchase Plan is to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions.

     Administration. The Purchase Plan may be administered by the Board of Directors (the "Board") or a committee appointed by the Board. All questions of interpretation or application of the Purchase Plan are determined by the Board or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

        Eligibility. Each employee of the Company (including officers), whose customary employment with the Company is at least 20 hours per week and more than five months in any calendar year, is eligible to participate in an Offering Period (as defined below); provided, however, that no employee shall be granted an option under the Purchase Plan (i) to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of the stock of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. Eligible employees become participants in the Purchase Plan by filing with the Company a subscription agreement authorizing payroll deductions prior to the beginning of each Offering Period unless a later time for filing the subscription agreement has been set by the Board.

        Participation in an Offering. The Purchase Plan is implemented by offering periods lasting for two years (an "Offering Period"), with a new Offering Period commencing every year. Common Stock may be purchased under the Purchase Plan every six months (a "Purchase Period"), unless the participant withdraws or terminates employment earlier. To the extent the fair market value of the Common Stock on any exercise date in an Offering Period is lower than the fair market value of the Common Stock on the first day of the Offering Period, then all participants in such Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their options on such exercise date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof. The Board may change the duration of the Purchase Periods or the length or date of commencement of an Offering Period. To participate in the Purchase Plan, each eligible employee must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 20% of a participant's compensation. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan or the employee's employment with the Company terminates. At the beginning of each Offering Period, each participant is automatically granted options to purchase shares of the Company's Common Stock. Each option expires at the end of a Purchase Period or upon termination of employment, whichever is earlier, but is exercised at the end of each Purchase Period to the extent of the payroll deductions accumulated during such Purchase Period. In no event shall an employee be permitted to purchase during each Purchase Period more than 7,500 shares of the Company's Common Stock (subject to any adjustment pursuant to the terms of the Purchase Plan).

        Purchase Price; Shares Purchased. Shares of Common Stock may be purchased under the Purchase Plan at a price not less than 85% of the lesser of the fair market value of the Common Stock on (i) the first day of the Offering Period or (ii) the last day of Purchase Period. For purposes of the Purchase Plan, the "fair market value" of the Common Stock on any relevant date will be the closing price per share as reported on The Nasdaq National Market as quoted on such exchange or reported in The Wall Street Journal. The number of shares of Common Stock a participant purchases in each Purchase Period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that Purchase Period by the purchase price.

        Termination of Employment. Termination of a participant's employment for any reason, including disability or death, or the failure of the participant to remain in the continuous employ of the Company for at least 20 hours per week, cancels his or her option and participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan.

        Adjustment Upon Change in Capitalization, Merger or Asset Sale. In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of the Company effected without the receipt of consideration, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Purchase Plan, the number and class of shares of stock subject to options outstanding under the Purchase Plan, and the exercise price of any such outstanding options. Any such adjustment shall be made by the Board, whose determination shall be conclusive. Notwithstanding the above, in connection with any merger or acquisition of assets involving the Company, any Offering Periods or Purchase Periods then in progress shall be shortened to a new exercise date and the Board shall notify each participant that his or her option shall be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the Offering Period.

     Amendment and Termination of the Purchase Plan. The Board of Directors may at any time terminate or amend the Purchase Plan. An Offering Period may be terminated by the Board of Directors at the end of any Purchase Period if the Board determines that termination of the Purchase Plan is in the best interests of the Company and its shareholders. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stocklders' meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the Code. Unless earlier terminated, the Purchase Plan will terminate in 2006.

        Withdrawal. Generally, a participant may withdraw from an Offering Period at any time without affecting his or her eligibility to participate in future Offering Periods. However, once a participant withdraws from a particular offering, that participant may not participate again in the same offering.

        Federal Tax Information for Purchase Plan. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the Offering Period or more than one year from the date of transfer of the stock to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

        The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.


                                     PROPOSAL NO. 4
                   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

       The Board of Directors has nominated Deloitte & Touche LLP to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1997. Such nomination is being presented to the stockholders for ratification at the meeting. A representative of Deloitte & Touche LLP is expected to be present at the meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.

        The ratification of the appointment of the auditors requires the affirmative vote of the holders of a majority of the Votes Cast. If the stockholders reject the nomination, the Board will reconsider its selection.

       The  Board  of  Directors   recommends  that   stockholders   vote  "FOR"
ratification of the selection of Deloitte & Touche LLP as the Company's auditors.


                        ADDITIONAL INFORMATION RELATING TO
                       DIRECTORS AND OFFICERS OF THE COMPANY

Certain Transactions

        License Agreement. In May 1993, the Company acquired from Intertec Ltd., a Delaware limited partnership ("Intertec Ltd."), for a 30-year period, the exclusive worldwide rights to use all technology owned by Intertec Ltd. relating to cosmetic hair care applications. The 30-year exclusive license agreement (the "License") gives the Company the right to develop, manufacture and sell products for cosmetic hair care applications based on the technology. Intertec Ltd., which is entirely owned by Mr. Don G. Hoff and members of his immediate family, is the sole limited partner in Intertec Holdings, L.P., the Company's principal shareholder. The License is non-assignable, but the Company may sublicense the rights granted to it provided the sublicense includes certain protective provisions. The Company issued, as consideration for the grant of the license, a promissory note in the principal amount of $1.0 million, and agreed to pay a royalty as described below. The Company's promissory note, as amended effective as of May 1993 (the "Intertec Note"), is payable to Intertec Holdings, L.P., as agent for Intertec Ltd., in four equal annual installments of $250,000, commencing May 29, 1997. The Intertec Note accrues interest in arrears at 5.5% per annum, payable with each installment of principal. The Company has also agreed to pay certain legal expenses, which have been incurred by Intertec Ltd. in connection with preparing and prosecuting the patent application for the patent covering the technology. The Company paid less than $60,000 of such expense during fiscal 1996.

        The Company will pay a royalty to Intertec Ltd. equal to (i) 1.0% of the Company's proceeds from any direct sales made by the Company of products, instruments or components using, or derived from, the technology, and (ii) 1.0% of the "revenue base" of the Company's sub-licensees. The "revenue base" is the proceeds received by the sub-licensees for their sales of products using the technology. This royalty declines in steps as the revenue base increases, ultimately declining to 0.4% when cumulative sales from all products using the technology reach $10.0 billion. The Company has no sub-licenses as of the date of this Prospectus, and there can be no assurance it will enter into any sub-license on terms favorable to the Company. Upon expiration in 2012 of the patent held by Intertec Ltd., the Company will be unable to deny competitors access to technology.

        Neither the $1.0 million license fee, the terms of the Intertec Note nor the terms of the royalty were established by arm's length negotiations or independent appraisal.

        Common Stock Purchase Agreement. In March 1996, the Company and Intertec Holdings, L.P. entered into a stock purchase agreement pursuant to which Intertec Holdings, L.P. agreed to purchase from the Company, and the Company agreed to sell to Intertec Holdings, L.P., shares of Common Stock at $8.00 per share. The aggregate number of shares of Common Stock which Intertec Holdings, L.P. is required to purchase is 146,125 shares. Intertec Holdings, L.P. is obligated, subject to there being no event of default under the Company's loan agreements and certain other customary conditions, to purchase and pay for the shares in four equal installments commencing May 29, 1997. The deferred purchase price under the stock purchase agreement accrues interest from and after the closing of the Company's initial public offering at 5.5% per annum, payable with each installment. Intertec Holdings, L.P. may elect to accelerate one or more purchases under the stock purchase agreement on 30 days prior notice to the Company. The Company may, at any time or from time to time, terminate Intertec Holdings, L.P.'s purchase rights with respect to one or more of the installments, on 10 days prior notice to Intertec Holdings, L.P. The terms of the stock purchase agreement were not established by arm's length negotiations or independent appraisal.

        Facilities and Equipment. Pursuant to a lease dated June 30, 1993, the Company leased from Innovative Capital Management Inc. ("ICM"), an affiliate of Mr. Don G. Hoff and Mr. Perry D. Hoff, Directors of the Company, for a 36-month term expiring in June 1996, office space in Mill Valley, CA, together with all of the furniture and office equipment at that location, for a total of $7,513 per month. The space consisted of approximately 4,000 square feet used for corporate offices with furniture and equipment, including computers, office machines, desks, conference tables and related items. This lease was extended on the same terms and conditions from June 30, 1996 to September 30, 1996.

        Effective October 1, 1996, the Company entered into a new sublease with ICM for a 36-month term expiring in September 1999 for office space in Mill Valley, CA, together with some of the furniture and office equipment at that location. The space leased was increased to 6,008 square feet. The space is leased for a rent of $9,012 per month. Under the terms of the Sublease, the Company is responsible for property taxes, insurance and maintenance. The fixtures and equipment are leased for $1,774 per month. The terms of the lease were not established by arms' length negotiations or independent appraisal. The Company's Board of Directors approved the terms of the new sublease with Messrs. Don Hoff and Perry Hoff abstaining. The Board of Directors believes that the Sublease contains terms as least as favorable for the Company as it could obtain from other third parties.

        Total lease payments for the office space to ICM paid in 1996 were $85,260, and total lease payments for the furniture and equipment were $37,825.

        Manufacturing Agreement with DowBrands. In connection with the acquisition of the Personal Care Division in November 1995, the Company and DowBrands entered into a two-year agreement (with two additional one-year extensions at Dow's election) pursuant to which the Company continued to serve as DowBrands sole supplier of certain household cleaning products, subject to the Company maintaining competitive pricing and delivery schedules. Pursuant to the agreement, DowBrands agreed to accept $3.0 million of credits to be applied towards purchases of finished products in eight equal quarterly installments of $375,000 commencing February 1996. During 1996, net sales to DowBrands were $22.1 million.

        Legal Fees. Battle Fowler LLP, in which Gerald A. Eppner, Esq., a Director of the Company is a partner, has represented the Company as general legal counsel since 1993. The Company paid fees to Battle Fowler LLP during 1996 in the amount of $676,000.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

        Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that Forms 5 have been filed for such persons as required, the Company believes that, during the year ended December 31, 1996, all reporting persons complied with Section 16(a) filing requirements applicable to them, except as follows: Form 3's were filed one day late for all of the Company's directors and executive officers following the Company's initial public offering. The directors and executive officers involved are as follows: Messrs. Don Hoff, Perry Hoff, Copperman, Stiley, Dean, Eppner, LaRosa, Hewson, Loda, Hellmann, Porter, Parenty, Boswell, Williams and Ms. Redmon.

Employment Agreements and Change-in Control Arrangements

        In November 1995 the disinterested members of the Board of Directors approved an Employment Agreement with Don G. Hoff, Chairman and Chief Executive Officer, originally entered into as of June 1, 1994, and modified as of November 6, 1995, and which took effect immediately following the closing of the Lamaur acquisition on November 16, 1995. The Employment Agreement provides for Mr. Hoff's continued employment as Chief Executive Officer of the Company for a term ending on December 31, 1998 (the "term of employment"), reporting to the Company's Board of Directors, and devoting so much of his business time to the affairs of the Company as the Board requires. The Employment Agreement provides that Mr. Hoff's salary as Chief Executive Officer (which was increased from $250,000 to $280,000 per annum effective December 30, 1996) may not be decreased without his consent. In the event Mr. Hoff is unable to perform his duties as Chief Executive Officer because of a disability, he shall be entitled to his full base salary for a period of twelve months from the date of disability and 50% of such base salary for twelve additional months. In addition, the Employment Agreement provides that Mr. Hoff will continue to be nominated for election as a director of the Company at each annual meeting of stockholders and be appointed as Chairman of the Board for so long as he serves as the Company's Chief Executive Officer.

        Under the Employment Agreement, Mr. Hoff shall be required during the term of employment and for one year thereafter not to engage in any activity competitive with the Company or any of its subsidiaries or affiliates (except that he may own up to 5% of the voting stock of any publicly held corporation). Mr. Hoff is also required to assign to the Company all inventions, discoveries, know-how or other proprietary technology relating to hair care which he hereafter conceives, reduces to practice or otherwise creates during the term of employment.

        If, prior to the expiration of the term of employment, Mr. Hoff is discharged by the Company without Cause (which is defined to mean a discharge of Mr. Hoff for any reason other than conviction of Mr. Hoff of a felony or a disability or a discharge as the result of a material breach of any other provision of the Employment Agreement by the Company which Mr. Hoff elects to treat as a discharge without Cause, as defined in the Employment Agreement, including but not limited to certain events which would constitute a "change of control" of the Company, as defined in the Employment Agreement, without Mr. Hoff's written consent), Mr. Hoff will be entitled to all benefits under the Employment Agreement as if he had continued to be employed during the full term of employment. In addition, if there is a discharge without Cause (i) in lieu of further salary payments under the Employment Agreement, Mr. Hoff will be entitled to receive within three days after the date of discharge, an amount equal to the sum of the discounted present value of the base salary to which he would have been entitled under the Employment Agreement from the date of discharge through December 31, 1998 (assuming a 5% yearly increase in his base salary for each remaining calendar year during the term of employment), and (ii) all options previously granted to Mr. Hoff, to the extent not then vested or exercisable, shall become immediately vested and exercisable in full.

Stock Plans

        The Company maintains the following stock plans under which officers and directors of the Company receive benefits.

1997 Stock Plan.  For a description of the 1997 Stock Plan, see proposal 2.

1997 Employee Stock Purchase Plan. For a description of the 1997 Employee Stock Purchase Plan, see proposal 3.

Stock Option Plan for Non-Employee Directors and Advisory Board Members

        The Stock Option Plan for Non-Employee Directors and Advisory Board Members(the "Director Plan") provides for the grant of options for the purchase of up to 150,000 shares of Common Stock of the Company to non-employee directors of the Company and members of Advisory Boards established by the Company. Currently, approximately 7 persons are eligible for grants of options under the Director Plan. No director may be granted options with respect to more than 75,000 shares during the term of this Plan. The Director Plan is administered by a "Committee" (currently the Compensation Committee) which is composed of at least two directors of the Company, each of whom is a "disinterested person" within the meaning of Rule 16b-3. Under the terms of the Plan, each non-employee director, on commencement of office will receive an option to purchase 6,600 shares of Common Stock upon the date of election. In addition, on the date of the Company's annual meeting of shareholders, each non-employee director continuing in office will receive an option to purchase 3,300 shares of Common Stock. The exercise price per share for all options granted under the Director Plan will be equal to the market price of the Common Stock as of the date of grant and may be paid (i) in cash, (ii) by transferring shares to the Company, or (iii) a combination of the foregoing. Options become exercisable in full beginning one year after their date of grant and are exercisable only while the director is serving as a director of the Company or within 180 days after the Participant ceases to serve as a director of the Company (except that if a director dies or becomes disabled while he or she is serving as a director of the Company, the option is exercisable for a period of 12 months from the date of death or disability). However, upon a change in control of the Company, options become immediately and fully exercisable. The Director Plan also authorizes the issuance of options to individuals serving on Advisory Boards established by the Company on terms substantially similar to those applicable to directors. As of March 31, 1997, options to purchase an aggregate of 52,800 shares of Common Stock were outstanding and 64,200 shares of Common Stock were reserved for future issuance under the Director Plan.


Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Company's Board of Directors currently consists of Harold M. Copperman (Chairman), Paul E. Dean and Joseph F. Stiley,
III. None of these individuals were at any time during fiscal 1996, or at any other time, an officer or employee of the Company, except as follows: Joseph F. Stiley was a Vice President of the Company until 1994. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Compensation Committee Report

        The following is the report of the Compensation Committee of the Board of Directors describing compensation policies and rationales applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 1996. The information contained in the performance graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

        Compensation Philosophy. The philosophy of the Company's Compensation Committee regarding executive compensation is to attract and retain highly talented executives and to motivate them to high levels of performance recognizing the different impact that various executives have on the achievement of corporate goals. To achieve these objectives the Company pays executives on a total compensation approach that includes varying combinations of base salary, annual bonus dependent on corporate and individual performance, and stock options. After evaluating management's performance, the Compensation Committee approves compensation and pay levels. Stock option grants to executive officers are approved by the Compensation Committee.

     Base Salary: Salaries for executive officers are reviewed annually. In reviewing executive salaries, data from third party industry surveys are considered. Bonus: The Compensation Committee determines the level of bonus
compensation for the entire corporate bonus program based upon corporate and senior management performance. Bonuses within that pool are then allocated.

        Stock: The Company believes that stock options granted to key employees, including executive officers, provide such persons with compensation based on overall Company performance as reflected by the stock price, create a valuable retention device through three-year vesting schedules and help align employees' and stockholders' interests. Stock options are typically granted at the time of hire, at the time of promotion or at the time of achievement of a significant corporate objective. Individual stock option award levels are determined primarily by a matrix that allocates the available shares based on position within the Company, with discretionary adjustments based on subjective performance factors.

         Compensation of Chief Executive Officer. The compensation of Don G. Hoff in fiscal 1996 was approved by the Compensation Committee. The Compensation Committee determined the Chief Executive Officer's compensation after considering the same factors used to determine the compensation of other executive officers.

        Fiscal Year 1996 Repricing of Options. In August 1996, the Compensation Committee determined that the purposes of the 1996 Stock Incentive Plan were not being adequately achieved with respect to those employees holding options that were exercisable above current market value and that it was essential to the best interest of the Company and the Company's stockholders that the Company retain and motivate such employees. The Committee further determined that it would be in the best interest of the Company and the Company's stockholders to provide such optionees the opportunity to exchange their above market value options for options exercisable at current market value. On August 28, 1996, upon approval by the Compensation Committee, the Company offered all holders of outstanding options under the 1996 Stock Incentive Plan at exercise prices in excess of $4.25 per share the opportunity to exchange such options for new stock options at an exercise price of $4.25 per share, the fair market value of the Company's stock. Any executive officer and certain others senior employees accepting this offer were required to give up vesting on the old option and accept three year vesting from August 28, 1996 for the new option. Both the old option and the new repriced option had 25% of the shares subject to the option vested on the date of grant.

        The following table sets forth information with respect to the repricing of those options held by executive officers of the Company at the time of the repricing.

                                          Ten-Year Option Repricing


                                                                                                 Length of
                                                                                                 Original
                                                                                                 Option Term
                                   Number of     Market                                          in Years
                                   Securities    Price of         Exercise                       Remaining at
                                   Underlying    Stock at         Price at         New           Date of
Name and Principal     Date of     Options       Time of          Time of          Execise       Repricing or
     Position         Repricing    Repriced      Repricing        Repricing        Price         Amendment
-------------------  ----------- -------------   -------------    -------------  --------------  -------------


William M. Boswell     8/28/96       39,600          $4.25           $6.06           $4.25           9.13
Vice President,
Sales - Retail
Group of Lamaur
Division
Richard T. Loda        8/28/96       25,000          $4.25           $6.06           $4.25           9.54
Vice President,
Science and
Technology
Michele L. Redmon      8/28/96       19,800          $4.25           $6.06           $4.25           9.13
Vice President,
Marketing - Retail
Group of Lamaur
Division
Ronald P. Williams     8/28/96       19,800          $4.25           $6.06           $4.25           9.13
Executive Vice
President - Lamaur
Division
John G. Hewson(1)      8/28/96       13,200          $4.25           $6.06           $4.25           9.17
Vice President,
Business
Development
Planning and
Administration -
Lamaur Division
Patrick T.             8/28/96       13,200          $4.25           $6.06           $4.25           9.17
Parenty(1)
 Vice President,
Sales - Lamaur
Salon Division

------------

1 Such executive officer subsequently resigned from the Company and these options expired without being exercised.

        Summary. It is the opinion of the Compensation Committee that the executive compensation policies and programs in effect for the Company's executive officers provide an appropriate level of total remuneration that properly aligns the Company's performance and interests of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner.

                                                COMPENSATION COMMITTEE

                                                Harold M. Copperman
                                                Paul E. Dean
                                                Joseph F. Stiley, III




Stock Performance Graph

     In accordance with Exchange Act regulations, the following performance graph compares the cumulative total stockholder return on the Company's Common Stock to the cumulative total return on the NASDAQ U.S. and a selected group of peer issuers over the same period. The peer issuers consist of DEP Corporation, BeautiControl Cosmetics, Inc., DEL Laboratories, Inc. and The Stephan Cp. The graph assumes the value of the investment in the Company's Common Stock and each index was $100 at May 23, 1996 (the date of the Company's initial public offering) and that all dividends were reinvested. The information contained in the performance graphs shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             The Lamaur Corporation     NASDAQ US                 Peer Group

05/1996     $  100.00                   $  100.00                 $  100.00

12/1996     $   51.56                   $  103.75                 $  125.77



Compensation of Executive Officers

                                          SUMMARY COMPENSATION TABLE

     The following table sets forth, for the two fiscal years ended December 31, 1996, certain compensation information with respect to the Company's Chief Executive Officer during fiscal 1996 and each of the four other most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of December 31, 1996 (collectively, the "Named Executive Officers"), based upon salary and bonus earned by such executive officers and individuals in fiscal 1996.




                                                                                      Long-Term
                                                   Annual Compensation               Compensation
                                                                                       Awards
                                       -------------------------------------------   -------------------------------
                                                                                      Securities
                                                                     Other Annual     Underlying       All Other
Name and Principal Position            Year    Salary      Bonus(1)  Compensation      Options/      Compensation
---------------------------                                          ($)(2)            (#)(3)         ($)(4)
                                       -----   --------   --------    ------------   --------------   --------------
Don G. Hoff                             1996   $250,000  $195,000           $2,808            -               -
Chairman and Chief Executive Officer    1995     31,730      -                -               -               -

Dominic J. LaRosa                       1996    200,000   145,000           33,191         100,000          $50,000
President and CEO - Lamaur Division     1995     15,384      -               4,371         132,000           52,750

William M. Boswell                      1996    144,371    53,000           12,715          59,600           30,000
Vice President,  Sales,  Retail Group   1995     11,538      -               4,371          39,600           19,750
of Lamaur Division

Michele L. Redmon                       1996    119,165    50,000            4,304          39,800           15,000
Vice President, Marketing, Retail       1995      9,230      -               7,840          19,800           13,875
Group of Lamaur Division

Ronald P. Williams                      1996    102,540    36,000           55,935          69,800           15,000
Executive Vice President. - Lamaur      1995      8,402      -               7,796          19,800           16,275
Division

(1) Includes bonuses earned in the applicable fiscal year a portion of which were paid in 1997.
(2) Includes (i) payments of relocation expenses in 1996 in the amount of $31,700 for Mr. LaRosa (including $11,555 cash to assist in the payment of taxes), $12,139 for Mr. Boswell (including $2,373 cash to assist in the payment of taxes), $4,161 for Ms. Redmon (including $1,213 cash to assist in the payment of taxes) and $55,589 for Mr. Williams (including $17,543 cash to assist in the payment of taxes), (ii) imputed income in 1996 resulting from life insurance premiums in the amount of $2,808 for Mr. Hoff, $864 for Mr. LaRosa, $576 for Mr. Boswell, $143 for Ms. Redmon and $346 for Mr. Williams, and (iii) vehicle allowance of $627 paid to Mr. LaRosa in 1996.
(3) Represents stock options granted in the years shown with exercise prices equal to fair market value on the date of grant. No SARs were granted in such years.
(4)    Represents non-cash credits that can be used to exercise options.


Option Grants in Last Fiscal Year

         The following table sets forth information with respect to stock options granted to the Named Executive Officers during fiscal year 1996.

                                                                                           Potential Realized Value at
-----------------------------------------------------------------------------------------    Assumed Annual Rates of
                                                                                             Stock Price Appreciation
                                                                                               for Option Term (4)
                                            Individual Grants
-----------------------------------------------------------------------------------------

                               Number of         % of Total
                              Securities       Options Granted   Exercise or
                              Underlying        to Employees      Base Price   Expiration
                                Options
                               Granted(1)      in Fiscal Year(3)     ($/sh)        Date          5% ($)         10%($)

Name
Don G. Hoff                             -                 -               -           -               -             -

Dominic J. LaRosa                    100,000              9.84%         $4.25     8/28/06           267,280     677,320

William M. Boswell                    20,000              1.97%         $4.25     8/28/06            53,456     135,464
                                   39,600(2)              3.90%         $4.25     8/28/06           105,842     268,218

Michele L. Redmon                     20,000              1.97%         $4.25     8/28/06            53,456     135,464
                                   19,800(2)              1.95%         $4.25     8/28/06            52,921     134,109

Ronald P. Williams                    20,000              1.97%         $4.25     8/28/06            53,456     135,464
                                   19,800(2)              1.95%         $4.25     8/28/06            52,921     134,109
                                      30,000              2.95%         $4.00    12/04/06            75,468     191,244

------------------
(1) Options granted generally vest at the rate of 33% on the annual anniversary of the date of grant for the three years following the date of grant, so long as the individual is employed by the Company.
(2)  Indicates  an option  granted on August  28,  1996 in  connection  with the
     Company's repricing program. These options vest at the rate of 25% upon grant and 25% on the annual anniversary of the date of grant for the three years following the date of grant. These repriced options are shown as additional option grants even though they involved the cancellation of a previously granted option.
(3) The Company granted options to purchase 1,016,250 shares of Common Stock to employees during fiscal year 1996, which includes 205,050 which were repriced options which involved the cancellation of a previously granted option.
(4) Potential realizable value is based on the assumption that the price of the Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the ten-year option term. The values are calculated in accordance with rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

         The following table sets forth certain information regarding options for the purchase of the Company's Common Stock that were exercised or held by the Named Executive Officers during fiscal 1996.


                                                                 Number of Securities     Value of Unexercised
                                      Shares                    Underlying Unexercised        In-the-Money
                                   Acquired on                        Options at                 Options
                                     Exercise        Value         December 31, 1996         at December 31,
   Name                                ($)         Realized     Exercisable/Unexercisable      1996($)(2)
   ----                            ---------       ($) 1        -------------------------  Exercisable/Unexercisable


   Don G. Hoff                                -              -      234,300           -     $585,636           -

   Dominic J. LaRosa                          -              -       66,000     166,000       72,270     $72,270

   William M. Boswell                         -              -        9,900      49,700            -           -

   Michele L. Redmon                          -              -        4,950      34,850            -           -

   Ronald P. Willaims                         -              -        4,950      64,850            -           -
----------

(1) Difference between the fair market value of the Common Stock purchased and the exercise price on the date of exercise. (2) Difference between the fair market value of the underlying Common Stock and the exercise price, for in-the-money options, on December 31, 1996.


                             OTHER MATTERS

       The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Company may recommend.

         The Company will provide without charge to each person solicited upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the financial statement schedules, for the fiscal year ended December 31, 1996. Requests should be directed to The Lamaur Corporation, Corporate Secretary, One Lovell Avenue, Mill Valley, California 94941. Each request must set forth a good faith representation that, as of April 9, 1997, the person making the request was a beneficial owner of securities entitled to vote. The Annual Report on Form 10-K will be provided without exhibits, but will be accompanied by a list of exhibits. The Company will furnish any exhibit upon the payment of a specified reasonable fee which fee will be limited to the Company's reasonable expenses in furnishing such exhibit.

                  By Order of the Board of Directors



                  John D. Hellmann,
                  Vice President, Chief Financial Officer & Secretary

 Mill Valley, California
 April 10, 1997

--------------------------------------------------------------------------------
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------
                             THE LAMAUR CORPORATION

                       1997 ANNUAL MEETING OF STOCKHOLDERS


         The undersigned stockholder(s) of The Lamaur Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 10, 1997, and hereby appoints Don G. Hoff and John D. Hellmann, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of the Company, to be held on May 9, 1997, at 10:00 a.m., local time, at the Company's headquarters at One Lovell Avenue, Mill Valley, California 94941, and at any adjournments thereof, and to vote all shares of Common Stock and Preferred Stock which the undersigned is entitled to vote on the matters set forth below:

         THIS BALLOT WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                  (Continued and to be signed on reverse side)


x  Please mark your
         votes in the box

The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.


1.  ELECTION OF DIRECTORS:
NOMINEES:  Don G. Hoff, Dominic J. LaRosa,  2. Proposal   to  ratify  and  approve  the   FOR         AGAINST       ABSTAIN
Harold M. Copperman, Paul E. Dean,             adoption  of the  Company's  1997  Stock
Gerald A. Eppner, Perry D. Hoff                Plan.                                     --------------- ------------ -------------
and Joseph F. Stiley, III
                                                                                         --------------- ------------ -------------

FOR                WITHHOLD                 3. Proposal to ratify and approve the
                                               adoption of the Company's 1997 Employee   --------------- ------------ -------------
                                               Stock Purchase Plan.
                                                                                         --------------- ------------ -------------

                                           4.  Proposal to ratify the appointment of
                                               Deloitte & Touche LLP as independent      --------------- ------------ -------------
                                               auditors of the Company for the fiscal
                                               year ending December 31, 1997.            --------------- ------------ -------------


If you wish to withhold authority to vote for any individual nominee, write that nominee's name on the line above:

     In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.


This Proxy  should be marked,  dated,  signed by the  stockholder(s)  exactly as
Signature: the stockholder's name appears herein and returned promptly in the enclosed Date envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.
                               Signature:
                                                                           Date